EXHIBIT 99.1


FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche
(408) 979-2955


            ORYX TECHNOLOGY CORP. MAKES AN ADDITIONAL $900,000 EQUITY
                      INVESTMENT IN S2 TECHNOLOGIES, INC.


SAN JOSE, CA (February 5, 2004) -- Oryx Technology Corp. (OTCBB: ORYX), a technology licensing, investment and management services company, today announced it has made an additional $900,000 investment in S2 Technologies, Inc. ("S2") an early-stage developer of test and integration software solutions for embedded systems. As a result of this latest investment, Oryx now has a voting ownership in S2 of approximately 40% of all outstanding shares.

Commenting on the transaction, Phil Micciche, President and Chief Executive Officer of Oryx, said, "I am very pleased that Oryx was able to participate in S2 Technologies' Series C Preferred financing. S2 Technologies raised over three million dollars in this financing, with these funds targeted to support S2 Technologies' rollout of Stride 2.0 and expansion of its sales and marketing activities.

"S2  Technologies  continue to captures  new accounts and has shipped its Stride
1.0 to seven major multinational companies. I am very impressed with the caliber of customers that S2 Technologies has been able to attract. While these initial orders are relatively small, the sales potential within these major accounts is significant. I continue to be very confident about the long-term success of the Stride technology," Micciche concluded.

STRIDE is the only real-time operating system (RTOS) agnostic, interface-centric, and platform independent tool currently on the market that will allow engineering teams to quickly and efficiently meet new product development requirements. STRIDE's suite of embedded software and middleware products is designed to help engineers shorten the product development cycle.

Company Profile

Headquartered in San Jose, California, Oryx Technology Corp. is a technology licensing, investment and management service company with a proprietary portfolio of high technology products in surge protection. Oryx also provides management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock trades on the OTC Bulletin Board under the symbol ORYX.

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Forward-Looking Statements

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis" in Oryx's Forms 10-KSB, as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx products, adverse business conditions, dependence on licensees of Oryx technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.

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